Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call —1st  Quarter 2026

April 23, 2026 // 12:00 pm (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Aaron P. Diefenthaler —Chief Financial Officer

Jennifer L. Klobnak – Chief Operating Officer

Other Participants

Name	Affiliation
Michael Phillips	Oppenheimer & Co. Inc.
Mark Hughes	Truist Securities, Inc.
Andrew Anderson	Jefferies, LLC
Mitch Rubin	Raymond James
Hristian Getzov	Wells Fargo Securities, LLC
Meyer Shields	Keefe, Bruyette, & Woods, Inc.

RLI CORP.

Moderator: Craig Kliethermes

April 23, 2026

12:00 p.m. (CDT)

Operator: Good afternoon, and welcome to the RLI Corp. First Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity and earnings of unconsolidated investees and related taxes are excluded from operating earnings and operating EPS to present a consistent approach and excluding all unrealized changes in value from equity investments. RLI’s management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's President & Chief Executive Officer, Mr. Craig Kliethermes. Please go ahead.

Craig Kliethermes: Good afternoon, everyone. We appreciate you being with us today. With me are Aaron Diefenthaler, our Chief Financial Officer, and Jen Klobnak, our Chief Operating Officer.

I’ll begin by saying we feel good about how we’ve started 2026 — and the position we’re in as we move through the year. For the quarter, we generated an 86 combined ratio. Premiums grew 3%, led by casualty, and net investment income increased 15%, continuing to be a meaningful contributor to overall results.

Compared to a very strong first quarter last year, results were still excellent, but a bit more tempered — driven primarily by catastrophe activity, disciplined growth, and normal variability that comes with taking on insurance risk. Stepping back, the underlying business is performing well and consistent with our expectations.

The insurance marketplace continues to be dynamic. We’re seeing more competition in some areas from broker-owned facilities and MGAs that operate with incentives that are not always aligned with long-term underwriting profitability. In the most competitive spaces, we are picking our spots — finding rate adequacy on accounts where it is still available, focusing on producer relationships, and adding value to customers that want our expertise and service.

We are seeing rate acceleration and market disruption in wheels-based products.  There is opportunity here when done with discipline and vigilance. Our underwriting and claims expertise positions us to select the right accounts, achieve the rate we need, and drive better claim outcomes over time.

Adding to the general market disruption is the emergence and rapid adoption of artificial intelligence, along with the regulatory uncertainty that comes with it. We’re encouraged by what we’re seeing with AI — not as a headline, but as a tool. It’s helping us put better data in the hands of decision-makers, making us more responsive, more efficient, easier to do business with — while keeping human intelligence and judgment at the core of everything we do.

Market dislocation creates opportunities for those with the confidence and financial strength to act. We have both. Our efforts will continue to be grounded in the same timeless, core values that have guided RLI for over 60 years: Community, Customer Focus, and Continuous Improvement. We like the position we are in. We are seeing opportunities in the right places, and we believe we’re well positioned to continue delivering consistent, profitable results over time. With that, I’ll turn it over to Aaron to walk through the financials in more detail.

Aaron Diefenthaler:  Thanks Craig and good afternoon, everyone. Last evening, our first quarter release reflected an increase in gross premiums of 3% with strong contributions from our casualty segment. Operating earnings were 83 cents per share, compared to 89 cents last year, and supported by solid underwriting performance, and a 15% increase in investment income. As a reminder, in the fourth quarter of 2025 we began to exclude earnings from unconsolidated investees from our definition of operating earnings. All comparables in our release reflect that change. Underwriting income was $58 million in the quarter benefitting from $35.5 million of favorable prior year reserve development, offset by $16 million of catastrophes and a higher underlying combined ratio. On a GAAP basis, first quarter net earnings totaled 60 cents per share, compared to 68 cents in the year ago period. As was true in the first quarter of 2025 the largest driver of the differential from operating earnings was the negative return in our equity portfolio and the associated $39 million of unrealized losses. At the segment level, Casualty growth totaled +10% for the quarter with significant contributions from personal umbrella and commercial transportation, both of which continue to benefit from rate increases.

In terms of the underwriting results, Casualty posted a 97 combined ratio, outperforming 2025 by two points and inclusive of higher levels of favorable prior year development at $14.5 million. Casualty’s reserve development was broad based with Executive Products, General Liability, Professional Services and Transportation contributing to the release. It should be noted that of the $16 million of catastrophe losses disclosed in the quarter, $2 million was attributable to package businesses in Casualty.

Property experienced a -9% decline in gross premium, largely due to rate decreases in E&S Property while Marine and Hawaii homeowners again afforded offsets. Contributing to the bottom line and Property’s 62 combined ratio was $20.6 million of favorable prior year’s reserve development on these shorter tailed lines, offering a 16-point benefit to the segment’s loss ratio. Catastrophe events, including the recent storms in Hawaii totaled $14 million for Property, up a bit from events in Q1 2025.

Surety’s top line gross premium was down about -1% from last year, and the segment reported a 94 combined ratio, largely attributable to limited favorable prior year development, compared to a strong release last year. As a reminder Surety loss activity can be variable and can have a significant influence over shorter periods.

Operating cashflow for Q1 totaled $43 million, down $60 million from last year and was influenced by some tax credit purchase activity, bonuses paid and higher paid losses. The tax credit purchase is notable, as it had a significant impact on the 18.5% effective tax rate in the quarter.

Despite more modest cashflow, we still had reinvestment opportunities with fixed income purchase yields averaging 4.8%, in the portfolio, approximately 60 basis points above our book yield. Recent capital market volatility has moderated, and we have primarily focused on putting money to work in investment grade fixed income. Total return in the quarter totaled a negative 0.4% with income partially offsetting price declines in both stocks and bonds.

Turning to the liability side of the balance sheet, we found an opportunity in late February to access the capital markets and raise $300 million of long- term debt. With our history of consistent financial results, we believe RLI has a terrific credit story. This issuance carries a coupon of 5 3/8%, and a 10-year maturity, and returns our leverage profile to our historic average. Alongside the long-term debt, we repaid and upsized our revolving credit facility with PNC Bank. That backstop liquidity at RLI Corp. is now $150 million in size and replaced the prior transaction.

Looking at overall results, when we isolate on comprehensive earnings of 32 cents per share and adjust for dividends, book value per share increased 2% from year end 2025.

Finally, I’ll mention the recent rating action from AM Best which upgraded the RLI Group of companies to A++. This puts RLI in a distinguished category of high-quality P&C companies that have similar financial strength. We view the reaction from AM Best as recognition of our long track-record of underwriting results.

All in, we are very pleased with the start to the year, and with that I’ll turn the call over to Jen for more detail.

Jen Klobnak:  Thank you, Aaron. We are pleased to report another quarter of underwriting profit and were able to achieve some growth even as market conditions have become more challenging for many of our businesses.

Casualty segment premium increased by 10% and rates were also up 10% for the quarter. Personal umbrella led the way with 23% premium growth. Rate increase for the quarter was +16% and we expect increases to continue as recent rate approvals earn into the book. Our investments in data and analytics are paying off in that we can make local, targeted improvements to the book over-time. Our new business growth has shifted from more hazardous states like CA, FL, and NY to less litigious states like those in the Midwest as we have increased rates, selectively reduced commissions, and worked with our producers to proactively manage growth over the last few years. We expect growth to persist as the new business pipeline remains strong and as we continue to ensure adequate rates are earned throughout the book. Transportation premium grew by 27% with auto liability rate increases on renewals up 15%. In addition to rate, the growth was driven by several new business opportunities with insureds who invest in superior risk management and where we could achieve adequate terms. Submissions were up 15% as competitors in some classes within the book are pulling back. New claim counts were down 14% compared to the first quarter of 2025. We believe our investments in loss control and claim service are appreciated by our customers and will have a positive impact on their bottom line and ours.

E&S Casualty premium was down 4% with a slow start to binding business this year due to concerns with the economy, supply chain, interest rates, and inflation impacting investment decisions in the construction industry. Despite this, new business submissions are up 14% as continuous in-person marketing is keeping us on our producers’ radar. Quotes are up as well, reflecting a solid pipeline of construction projects. As expected, there can be significant delays between the time we release a quote and when that business is bound. We believe construction activity will rebound as economic conditions stabilize, and we are well positioned to respond. Recognizing ongoing severity in the commercial auto liability coverage, our appetite is more limited for Auto on Excess Liability business. This appears to be a more conservative stance than our competition, but we believe it is a disciplined approach to underwriting in this environment.

The theme with our package businesses is that the growth is being driven primarily by rate. Both premium and rates are up 5 to 6% with higher increases related to the auto exposure. This business focuses on architects, engineers and contractors and rounds out our diversified construction industry portfolio.

In Surety, premium was down 1% in a very competitive market. Single digit growth in Contract and transactional was offset by a small decline in commercial surety. Within Contract Surety, growth is occurring at the top end of the market, driven by large infrastructure projects, including data centers. Our focus; however, is on small to mid-sized contractors who work on smaller projects or subcontractors working on those large projects. While bid activity is increasing in our space, we are not yet seeing that translate into meaningful growth. Our bottom line was impacted by one large contract surety loss arising from a prior period claim. This was an isolated incident and is not indicative of a change in risk or approach for the broader book. In Commercial Surety, our renewable energy portfolio portion is maturing with fewer new business opportunities due to slowing investments in that industry. Across our surety division, we are well positioned with local expertise, continued producer engagement, and new transactional surety system functionality that provides full life cycle capabilities to our producers. Our opportunity pipeline is healthy, and we are focused on execution.

The Property segment’s premium was down 9% as the business mix shifted from catastrophe to non-catastrophe premium. While the top line reflects a continued competitive environment, our underwriters are still finding profitable opportunities. We had an excellent start to the year, producing a 62 combined ratio despite increased catastrophe activity in parts of our book. E&S Property premium declined 16% in the quarter as market capacity remains plentiful. Consistent with market commentary, rate change on renewal business was down 19% for hurricane and 16% for earthquake. While new business submissions are up, winning business has become more challenging. We’re seeing increased competition from the admitted space where programs have been created for certain classes like hotels and restaurants. These programs were available before the last hard market with similar terms and conditions. We will remain disciplined and patient and wait for those opportunities to come back to the E&S market over time. While we are giving back some rate, the accounts we bind are priced above our technical benchmark pricing, meaning we believe we are achieving adequate returns on the business. We also saw some benefit from reduced reinsurance costs and experienced manageable spring storm losses, resulting in a material contribution to the bottom line from this division. Marine had their largest premium quarter since inception with almost $47M of premium, an increase of 4% from the first quarter of 2025. Submissions and quotes continue to increase, particularly for our Inland Marine business. Loss activity came in as expected and we again benefited from favorable reserve releases, which allowed Marine to contribute meaningfully to our bottom line. Hawaii homeowner’s premium and rates each grew 12% in the quarter. Our service-oriented teams continue to identify growth opportunities on the islands. We responded to several Kona storm events, which were a combination of high winds and excessive rain, by deploying our local claim examiners to visit impacted insureds and address their needs. While these events affected our bottom-line results in the quarter, past experience shows that this timely, in-person response drives stronger relationships, and results in increased opportunities over the long term.

Overall, our insurance portfolio is very healthy. We achieved modest growth, driven primarily by rate, and we realized another quarter of underwriting profit. We continue to make investments that we believe will drive long-term profitable growth. On that note, we are always looking for talented underwriters and claim professionals who are A players and are interested in contributing to a true Underwriting company, where they can be creative, make long-term bottom line decisions, and collaboratively improve our product for our insureds and our relationships with our producer partners. They own their results with their compensation and shared rewards based on their decisions.   And they will become an RLI associate owner who benefits from our diversified product portfolio that has produced solid, stable results over time. Adding to our team is one way that should help us continue to achieve profitable growth over the long term. We are encouraged by our positive start to 2026 and remain optimistic about the year ahead knowing that our team is capable of navigating this evolving market. And now I’ll turn the call over to the moderator for questions.

Operator: [Operator instructions]. The first question comes from Michael Phillips from  Oppenheimer and Co.

Michael Phillips: I'm curious how you would classify in your GL book, just overall competitive environment this quarter versus recent previous quarters?

Jen Klobnak:  Yes, this is Jen. I would say for GL, we have personnel around the country that are working with our wholesalers, our wholesale partners. And it does vary by region a bit. So, we've noticed, I would say, to the construction industry is a bit paused in the Northeast where we have a fairly sizable book. I think the political environment there caused people to pause on investing for a period of time. We also had quite a bit of weather in the first quarter. And so, I think the start of construction projects has paused. We write a lot of our policies on a project basis. So, it's very specific to when that project kicks off. And with the weather improving, we're hoping that we'll see more business bind as those projects do get kicked off here now that we're into the spring. On the West Coast, it's been a healthy spring. We do -- we have ramped up a bit our focus on project policies as opposed to a practice policy when we cover that contracted for the whole year with whatever they're doing. And more contractors seem to be buying coverage in that manner. So, we have seen some success in that region. So, I think our GL, you know our pipeline is full. We've got more quotes out there. We did have more quotes for the first quarter than we did in last first quarter. It's just a matter of that business binding. And so, some of those quotes can remain outstanding for 6 to 12 months and our wholesalers will keep us up to date on the status and then we wait. Sometimes we have to revise those quotes when the time comes. But at other times, we are comfortable with those terms and go forward. So, a bit slow. We heard from our wholesale producers that they were a bit slow in the quarter as well. So, we feel like -- we're not an outlier there, but we are hoping that the construction industry does pick up a bit going into the rest of the year.

Michael Phillips: Okay, Jen. Thank you. You mentioned in your earlier comments, too, about your plans for more state diversification in your personal umbrella book. Any early impacts you've seen being you took a pretty big rate hike in California there, the early impacts of what's happening in California from that?

Jen Klobnak: Yes. So, our last rate hike in California was only effective on December 1st, and we did get a 20% rate increase there. We are still seeing some growth in California, but it's at a much smaller pace than it was before. Keep in mind, we've made a few different changes to how we approach that business in California. A couple of years ago, we increased our attachment so that our underlying attachment is at $500,000 versus previously $250,000, but we've also selectively reduced commissions, and that's been a more recent change that is being digested by our producers now. And I would say that will -- that could potentially impact further that growth rate. However, the business seems to keep coming to us. So, we're not seeing a lot of activity by either primary carriers or other competitors that is too successful in that space. So, it seems to be that the opportunity continues. We just want to bind that business on our terms and make sure that we're comfortable that the terms we're providing are going to equate to an underwriting profit for the book of business.

Michael Phillips: Okay. And then just lastly, you've talked for the last couple of quarters about the transportation claim count information coming down. I guess just to play devil’s advocate there, is there anything that would cause just more of a delay in the claim reporting and maybe pick up later, or is that truly a reduction on ultimate accounts that you think could happen?

Jen Klobnak: I'm going to guess here because I don't know exactly, but I'm going to guess that they're down for a good reason. And part of that is that our policy count has reduced a bit, particularly in places like public auto where you have a bus and you might have multiple claimants impacted. So, with smaller but a smaller policy count and again, continuing to invest in loss control activities where we're monitoring those insureds and really trying to engage with folks who appreciate risk management and whether it's the telematics and the cameras, but then also training their drivers, reacting to what they're seeing in terms of their driver behavior. And so, with those things, I would say that probably is translating into the reduced claim count. So, I think that's a legitimate data point. But obviously, we continue to watch that over time, we can't control when an accident happens, which is we're going to respond to it when it does. So, my answer is, cautiously, I believe that's a real trend.

Operator: Our next question comes from the line of Mark Hughes with Truist.

Mark Hughes:   I wonder if you could talk a little bit about the property business. You were still down this quarter, a little bit less than last quarter, though. I wonder, is the market still adjusting, which is to say pricing continues to decline sequentially? Is it at a point where maybe it might stabilize in the second half? How do you see that kind of near-term trajectory?

Jen Klobnak: Yes. It's a good question. We're in the market every day, hoping that it becomes more stable. But I would say at this point, we're not seeing signs of that yet. So, competition remains healthy in this space. I don’t know if healthy is the right word, but it remains very active. As you saw, our rate decreases continue a bit, we individually underwrite that business. So, every account we're looking at to see how can we win this account, and we look at the individual risk characteristics. So, it appears that some of our competition probably have more global mandates on how they approach accounts. And so, as an example, we might find an account where we think that the valuation is not up to date. And so, we're going to want to put coinsurance on that account to make sure that when the loss happens, that, that valuation is reflected in the results of how that claim is handled. Some folks appear to be kind of waving those types of terms across the board. And so that's where it gets difficult to win that business. But in individually underwriting, and we can decide where does it make sense to waive certain coverages or exclusions, and where it makes sense to be a little more aggressive and win that business. And so one thing we try to do is to protect our renewals. We are increasing the limits that we're willing to offer, a bit. Now we're not a big game player. We probably offer between $10 million and $20 million of limits for the most part. We can selectively go above that, but that's our kind of our sweet spot, where others I know do have more limit. But I'll tell you some of the brokers have determined that it's in their best interest to have multiple carriers on an account. And so, in some cases, while we might want the whole account limit, they're trying to share that so that when the next hard market comes, they've got a nice variety of carriers to choose from. So for us, again, it comes down to each account, trying to battle it up to win that business if it's a good account. We are on the edges moving the business to the admitted market, as I mentioned. Some of that, we call it E&S light business, where it is a market for E&S only because it's located in Florida, for example. Some of that is coming back to the admitted space. So, we recognize there could be an event that's likely to be event this year, and some of that business then will flow back into our space. And so, we've been doing this a long time. You know we're not excited about being patient about the market improving, but we can be patient. That's what we do, and that's what we'll continue to do.

Mark Hughes:  Understood. On the surety -- and I'm sorry if you did touch on this before, but the reserve development, the favorable development in Q1, definitely still on the positive side of the ledger, but not quite as much as you've seen in the first quarter in prior years. Was there anything that you saw that that drove that? Any particular claim or 2, or what was the driver behind that?

Aaron Diefenthaler: Yes, Mark, it's Aaron. Both in my commentary and Jen as we referenced the fact that results in surety can be variable around a small number of losses. Jen mentioned one particular loss on the contract side that was in prior years. So that was a headwind to the results we saw there. And if you look back at last year's release, it was a very robust prior year release in last year's Q1. So there's a comparable issue going on, and there's some loss activity as well weighing on this year's outcome.

Mark Hughes: Understood. And then just one clarification. I think you're talking about the heard from the wholesalers is a bit slower in the quarter. Was that on the construction GL part of the business, or did I mishear that?

Jen Klobnak: Yes. That was specifically for our relatable construction business through the wholesalers.

Operator: Your next question comes from the line of Andrew Anderson with Jefferies.

Andrew Andersen: Just looking at the casualty ex-cat ex-PYD loss ratio and taking into account the $2 million of cat that you had mentioned. It seems like the casualty underlying loss ratio was up slightly. Would you characterize that as kind of just business mix, or was there any change in loss trend assumption?

Aaron Diefenthaler: Yes. Absolutely, business mix more than anything else, Andrew. You think about where we're growing there. It's a mix-influence.

Andrew Anderson:  Okay. And transportation growth was quite strong. And Jen, I know you talked about it a bit, but just despite cautious industry backdrop, how are you kind of balancing exposure unit growth here with still severity concerns recognizing you did get quite a bit of rate as well?

Jen Klobnak: Yes. It comes down to risk selection. So our transportation team is part of a very strong feedback loop with claim and then the data that supports what's going on in their business. They are committed to getting rate above trend for the year. And you can see they're demonstrating that they're doing it, but they're also being very picky on this selection. They tend to be picky regardless, but I think they're probably even more focused on it this year. They are finding some accounts that actually have good risk management where we can get the rate we need I mean in this business. At least you have a little bit more transparency because people tend to have loss activity. You can see actual loss history for accounts, and you can evaluate what are their safety practices and what would be the cost of those going forward so you can loss rate these accounts, which is helpful. So we are winning a few pieces of business with a few folks pulling back in places. And I'll tell you, some producers are finding us helpful, and so they're looking for more business that they can help them with. So we get a lot of submissions in. We still decline 90% of the submissions that we received. So you can see still being picky, but we're considering that severity is up. We're looking at rate being adequate, but then it all comes down to that risk selection and picking the right accounts. And there's nothing magical about it. It's about due diligence, doing your underwriting, asking a lot of questions and not broad brushing, and that's our approach. And hopefully, it will work out for the year.

Operator: Your next question comes from the line of Greg Peters from Raymond James.

Mitch Rubin: This is Mitch Rubin on for Greg. In surety with the large contract loss in the quarter, should we expect any further development on that claim in coming quarters, or is the impact largely contained in this quarter?

Jen Klobnak: I would say that we've reserved for basically the worst-case scenario on that claim. So I wouldn't expect adverse development on that claim. And I would also just reiterate that that’s a single claim, we don't see a systemic issue in the book. It was just one individual circumstance for a particular contractor.

Mitch Rubin: Got it. Thank you for the answer there. And as a follow-up, some peers have pointed to recent softening in financial lines. Are you seeing similar pressure in your executive products or professional services books?

Jen Klobnak: Well, the executive products group that focuses on directors and officers and other fiduciary other management liability coverages. It's been in a soft market for a couple of years now. I would say that market is actually stabilizing. If you look at rates in that book, they were actually flat for the quarter, which, in this case, is a win. I can tell you that there has been a little bit of consolidation among carriers in that business, which -- it would be nice that, that translated into less capacity and maybe more stable in the hardening market, but that has not happened yet. There's just a few folks that are buying each other out, but it hasn’t  impacted capacity. In the professional line space where we write errors and emissions coverage, I would say that continues to be a very competitive environment, but we are winning business. We did see some growth in that space and a little bit of rate. So again, individual underwriting, long-term relationships with these producers - we have been doing that business almost 20 years. So I would say it's a stable marketplace that we just try to get a few more new accounts each year, and that's kind of the trend that we've been on for several years now.

Operator: If there are no further questions, I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes: Thanks, Aaron, and Jen — and thank you all for your questions.

Before we wrap up, I want to leave you with a few thoughts on how we’re thinking about the business going forward. The current environment presents both opportunity and temptation. There are always ways to grow if you’re willing to stretch. We also know that not all growth is created equal.

Our focus remains on underwriting discipline — understanding the risk, pricing it appropriately, seizing market opportunities, and a willingness to step back if conditions don’t support our expectations for risk-adjusted returns. That approach has stood the test of time. It is how we’ve delivered consistent results through the peaks and troughs of the market cycles.

We don’t expect it to get easier. As Kara Lawson, the Duke Women’s Basketball Coach said, “It never gets easier — you just have to handle hard better.” That is part of the job. The challenges are what prepare you for success. As we look ahead, we’re optimistic — not because the environment is easy, but because we know how to operate in environments like this. Our ownership culture makes us different, and we’re willing to do the hard work.

We’re staying true to the vision that has guided this company — building a strong community, helping our producers and customers solve real problems, and taking responsibility for continuously improving and making RLI better every day. We are proud of what we have built, but we’re even more focused on what comes next. We like our position, we trust our process, and we’re confident in our ability to deliver differentiating  performance over time. Thank you for your time and continued interest in RLI. We look forward to speaking with you again next quarter.

Aaron Diefenthaler: It looks like we had a couple of folks queue up while you were offering those final remarks, Craig. So we will afford a couple more opportunities to ask questions, apologies for the back and forth.

Operator: Our next question comes from the line of Hristian Getsov from Wells Fargo.

Hristian Getsov: I just had a question on the net retention and property that ticked up 5 points. I just wanted to confirm that the uptick was purely reflective of lower reinsurance costs. And as we kind of get to the midyear renewals, are you guys thinking about any changes from a reinsurance strategy just given the lower costs?

Jen Klobnak: That's correct that the savings is from reinsurance cost is why we retain more of our premium for the property business in the first quarter. For midyear renewals, what we have coming up is mainly on our D&O and the errors and emissions coverages, so those professional liability coverages I just spoke about, that's coming up as well as a little bit of an earthquake cover that we have. So most of our reinsurance costs are renewed on 1/1, about 60% or so. We've just completed our surety renewal, and we have marine coming up. So I don't anticipate any huge changes in reinsurance throughout the rest of the year. I think the reinsurance market is a bit soft. So, it's definitely a buyer's market. But I'm not going to predict anything material in terms of change for those renewals.

Hristian Getsov: Got it. And then I had a question on like, just given the private credit concerns we've kind of seen in the market. Obviously, a lot of the MGAs out there are PE-back backed by other forms of alternative capital. But have you seen any alternative capital, maybe injections in the space start to moderate, or you don't think that will really turn the market until we get a large cat event?

Aaron Diefenthaler: I don't know that it's necessarily moderated as a form of capital to the MGA space. But I will say that there are MGAs that have been backed by private capital in which that private capital is coming to the end of the life of a particular fund that has MGA fits in. And so there have been maybe a few more opportunities showing up with MGAs that would like to exit and move on to new ownership. But that's the influence that we see.

Hristian Getsov: Got it. And if I could just sneak one more. For the increased admitted competition that you guys flagged, is that dynamic mainly on the property side, or is there any other lines, particularly in casualty, where you're also seeing an increased level of activity?

Jen Klobnak: We're seeing it a little bit on the casualty side, not to the extent of property, but we do see where for some of our contractors where we're being a little pickier on the auto coverage for some reason, some standard markets say we like the GL, and so we'll cover the auto as well, and we might lose it for that reason. I wouldn't call that a material impact on our book, but we're seen on the edges.

Operator: Your next call on the line comes Meyer Shields from Keefe Bruyette and Woods.

Meyer Shields: Aaron, is there any quantifying the large surety loss, just so we can get a sense of what the underlying results are like in that segment?

Aaron Diefenthaler: Could you ask that one more time? Is it around the large surety loss...

Meyer Shields: Right. I was just looking for a quantification, so you can see how underlying results are, pardon me, performing besides that.

Aaron Diefenthaler: If you look at our retention around surety, today, that retention is $5 million.

Jen Klobnak:  In terms of reinsurance.

Aaron Diefenthaler: Yes, in terms of reinsurance picking up any additional loss, and that's where Jen fit her comment in around any further development being somewhat contained.

Meyer Shields: Okay. That's helpful. The second question, and I'm not sure that this is a legitimate one, but we've seen the property premiums declining for a few quarters. The underlying operating or underwriting expenses are still going up. And I understand that underwriters are going to be retained. But are there any opportunities worth pursuing so that, assuming that premium volume segment keeps falling, you don't have a consistent upward headwind of underwriting expenses?

Jen Klobnak: We are -- so Meyer, we are always looking for opportunities. And I would say our E&S property underwriters are out. We've had a number of events and just one-on-one meetings with producers to look for other ways to participate in that marketplace. And there are some and that we're hitting on some of those. It's not enough to offset some of our main business, but it is there. And I'll say we're also looking just more broadly. Obviously, marine is growing and Hawaii homeowners to help round out our property exposure because we do think property is still well priced in general. So kind of using the tools within the business unit, but also outside of the business unit to make sure that we're seeing enough business and trying to offset some of that decline.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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